Exhibit 10.6

FIRST TRACKS BIOTHERAPEUTICS, INC.

2026 EQUITY INCENTIVE PLAN

NOTICE OF STOCK OPTION GRANT

You (“Optionee”) have been granted an option to purchase shares of Common Stock of the Company (the “Option”) under the First Tracks Biotherapeutics, Inc. (the “Company”) 2026 Equity Incentive Plan (the “Plan”) subject to the terms and conditions of the Plan, this Notice of Stock Option Grant (this “Notice”), and the Stock Option Agreement (the “Option Agreement”).

Unless otherwise defined herein, the terms defined in the Plan will have the same meanings in this Notice and the electronic representation of this Notice established and maintained by the Company or a third party designated by the Company.

Name:

Address:

Grant Number:

Date of Grant:

Vesting Commencement Date:

Exercise Price per Share:

Total Number of Shares:

Type of Option:	___ Non-Qualified Stock Option

___ Incentive Stock Option

Expiration Date:	________ __, 20__; the Option expires earlier if Optionee’s Service terminates earlier, as described in the Option Agreement.

Vesting Schedule:

Subject to the limitations set forth in this Notice, the Plan, and the Option Agreement, the Option will vest in accordance with the following schedule: [insert applicable vesting schedule, which may be time-based, performance based or combination of both]

By accepting (whether in writing, electronically, or otherwise) the Option, Optionee acknowledges and agrees to the following:

1)

Optionee understands that Optionee’s Service is for an unspecified duration, can be terminated at any time (i.e., is “at-will”) except where otherwise prohibited by applicable law, and that nothing in this Notice, the Option Agreement, or the Plan changes the nature of that relationship. Optionee acknowledges that the vesting of the Option pursuant to this Notice is subject to Optionee’s continuing Service. To the extent permitted by applicable law, Optionee agrees and acknowledges that the Vesting Schedule may change prospectively in the event that Optionee’s Service status changes between full- and part-time and/or in the event Optionee is on a leave of absence, in accordance with Company policies relating to work schedules and vesting of the Option or as determined by the Committee to the extent permitted by applicable law. Furthermore, the period during which Optionee may exercise the Option after termination of Service, if any, will commence on the Termination Date (as defined in the Option Agreement). Optionee acknowledges that there may be adverse tax consequences in connection with the Option (including upon grant or exercise of the Option or disposition of the Shares) and that Optionee should consult a tax adviser appropriately qualified in the jurisdictions in which Optionee is subject to tax generally about the taxation of the Option.

2)

This grant is made under and governed by the Plan, the Option Agreement, and this Notice, and this Notice is subject to the terms and conditions of the Option Agreement and the Plan, both of which are incorporated herein by reference. Optionee has read the Notice, the Option Agreement and the Plan.

3)

Optionee has read the Company’s Insider Trading Policy, and agrees to comply with such policy, as it may be amended from time to time, whenever Optionee acquires or disposes of the Company’s securities.

4)	By accepting the Option, Optionee consents to electronic delivery and participation as set forth in the Option Agreement.

OPTIONEE	FIRST TRACKS BIOTHERAPEUTICS, INC.

Signature:	By:

Print Name:	Its:

FIRST TRACKS BIOTHERAPEUTICS, INC.

2026 EQUITY INCENTIVE PLAN

STOCK OPTION AGREEMENT

Unless otherwise defined in this Stock Option Agreement including, if Optionee is a citizen of, resident of, or works outside of the U.S., any additional terms and conditions set forth in Addendum A and Addendum B attached thereto (both addenda collectively, together with this Stock Option Agreement, this “Option Agreement”), any capitalized terms used herein will have the same meaning ascribed to them in the First Tracks Biotherapeutics, Inc. 2026 Equity Incentive Plan (the “Plan”).

Optionee has been granted an option to purchase Shares (the “Option”) of First Tracks Biotherapeutics, Inc. (the “Company”), subject to the terms, restrictions, and conditions of the Plan, the Notice of Stock Option Grant (the “Notice”), and this Option Agreement. In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of the Notice or this Option Agreement, the terms and conditions of the Plan will prevail.

1.  Vesting. Subject to the applicable provisions of the Plan and this Option Agreement, the Option may be exercised, in whole or in part, in accordance with the Vesting Schedule set forth in the Notice. Optionee acknowledges and agrees that the Vesting Schedule may change prospectively in the event Optionee’s Service status changes between full and part-time and/or in the event Optionee is on a leave of absence, in accordance with Company policies relating to work schedules and vesting of the Option or as determined by the Committee. Optionee acknowledges that the vesting of the Option pursuant to this Notice and Agreement is subject to Optionee’s continuing Service as an Employee, Director or Consultant. In case of any dispute as to whether and when termination of Service has occurred, the Committee will have sole discretion to determine whether such termination of Service has occurred and the effective date of such termination (including whether Optionee may still be considered to be providing services while on an approved leave of absence).

2.  Grant of Option. Optionee has been granted an Option for the number of Shares set forth in the Notice at the exercise price per Share in U.S. Dollars set forth in the Notice (the “Exercise Price”). If designated in the Notice as an Incentive Stock Option (“ISO”), the Option is intended to qualify as an Incentive Stock Option under Section 422 of the Code. However, if the Option is intended to be an ISO, to the extent that it exceeds the U.S. $100,000 rule of Code Section 422(d) it will be treated as a Nonqualified Stock Option (“NSO”).

3.  Termination Period.

(a)  General Rule. If Optionee’s Service terminates for any reason except death or Disability, and other than for Cause, then the Option will expire at the close of business at Company headquarters on the date six (6) months after Optionee’s Termination Date (as defined below) (with any exercise beyond three (3) months after the Termination Date deemed to be the exercise of an NSO). The Company determines the Termination Date for all purposes under this Option Agreement.

(b)  Death; Disability. If Optionee dies before Optionee’s Service terminates (or Optionee dies within three (3) months of Optionee’s termination of Service other than for Cause), then the Option will expire at the close of business at Company headquarters on the date twelve (12) months after the date of death (subject to the expiration details in Section 8). If Optionee’s Service terminates because of Optionee’s Disability, then the Option will expire at the close of business at Company headquarters on the date twelve (12) months after Optionee’s Termination Date (subject to the expiration details in Section 8).

(c)  Cause. Unless otherwise determined by the Committee, if the Company reasonably determines in good faith that a cessation of Services has resulted in connection with an act or failure to act constituting Cause (or Optionee’s Services could have been terminated for Cause (without

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regard to the lapsing of any required notice or cure periods in connection therewith) at the time Optionee terminated Services), then Optionee’s Options (whether or not vested) shall expire effective as of such Optionee’s Termination Date, or at such later time and on such conditions as are determined by the Committee, but in any event no later than the expiration date of the Options.

(d)  No Notification of Exercise Periods. Optionee is responsible for keeping track of these exercise periods following Optionee’s termination of Service for any reason. The Company will not provide further notice of such periods. In no event will the Option be exercised later than the Expiration Date set forth in the Notice.

(e)  Termination. For purposes of this Option, Optionee’s Service will be considered terminated as of the date Optionee is no longer providing active services to the Company, its Parent or one of its Subsidiaries or Affiliates (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Optionee is employed or otherwise rendering services or the terms of Optionee’s employment or other service agreement, if any) and will not be extended by any notice period (e.g., Optionee’s period of Service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Optionee is employed or otherwise rendering services or the terms of Optionee’s employment or other service agreement, if any) (the “Termination Date”). The Committee will have the exclusive discretion to determine when Optionee is no longer actively providing services for purposes of Optionee’s Option. For the avoidance of doubt, Service during only a period prior to a vesting date (but where Service has terminated prior to the vesting date) does not entitle Optionee to vest in a pro-rata portion of the Option on such date.

4.  Exercise of Option.

(a)  Right to Exercise. The Option is exercisable during its term in accordance with the Vesting Schedule set forth in the Notice and the applicable provisions of the Plan and this Option Agreement. In the event of Optionee’s death, Disability, termination for Cause, or other cessation of Service, the exercisability of the Option is governed by the applicable provisions of the Plan, the Notice, and this Option Agreement. The Option may not be exercised for a fraction of a Share.

(b)  Method of Exercise. The Option is exercisable by delivery of an exercise notice in a form specified by the Company (the “Exercise Notice”), which will state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Company pursuant to the provisions of the Plan. The Exercise Notice will be delivered in person, via the Company’s equity management platform, by mail, via electronic mail or facsimile or by other authorized method to the Secretary of the Company or other person designated by the Company. The Exercise Notice will be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares together with any Tax-Related Items (as defined in Section 9 below). The Option will be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by such aggregate Exercise Price and satisfaction of any withholding obligations or rights related to applicable Tax-Related Items as described in Section 9 below. No Shares will be issued pursuant to the exercise of the Option unless such issuance and exercise complies with all relevant provisions of law and the requirements of any stock exchange or quotation service upon which the Shares are then listed. Assuming such compliance, for United States income tax purposes the Exercised Shares will be considered transferred to Optionee on the date the Option is exercised with respect to such Exercised Shares.

(c)  Exercise by Another. If another person wants to exercise the Option after it has been transferred to him or her in compliance with this Option Agreement, that person must prove to the Company’s satisfaction that he or she is entitled to exercise the Option. That person must also complete the proper Exercise Notice form (as described above) and pay the Exercise Price (as described below) and satisfy any withholding obligations or rights related to applicable Tax-Related Items (as described in Section 9 below).

5.  Method of Payment. Payment of the aggregate Exercise Price will be by any of the following, or a combination thereof, at the election of Optionee:

(a)  Optionee’s personal check (or readily available funds), wire transfer, or a cashier’s check;

(b)  certificates for shares of Company stock that Optionee owns, along with any forms needed to effect a transfer of those shares to the Company; the value of the shares, determined as of the effective date of the Option exercise, will be applied to the Exercise Price. Instead of surrendering shares of Company stock, Optionee may attest to the ownership of those shares on a form provided by the Company and have the same number of shares subtracted from the Option shares issued to Optionee. However, Optionee may not surrender, or attest to the ownership of, shares of Company stock in payment of the Exercise Price of Optionee’s Option if Optionee’s action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to this Option for financial reporting purposes;

(c)  cashless exercise through irrevocable directions to a securities broker approved by the Company to sell all or part of the Shares covered by the Option and to deliver to the Company from the sale proceeds an amount sufficient to pay the Exercise Price and any withholding obligations or rights related to applicable Tax-Related Items. The balance of the sale proceeds, if any, will be delivered to Optionee. The directions must be given by signing a special notice of exercise form provided by the Company; or

(d)  any other method authorized by the Company;

provided, however, that the Company may restrict the available methods of payment to facilitate compliance with applicable law or administration of the Plan.

6.  No Stockholder Rights. Unless and until such time as Shares are issued following exercise of vested Options, Optionee will have no ownership of the Shares subject to the Option and will have no rights to dividends or to vote such Shares.

7.  Non-Transferability of Option. This Option may not be transferred in any manner other than by will or by the laws of descent and distribution, and with respect to Non-Qualified Stock Options, by instrument to a testamentary trust in which the options are to be passed to beneficiaries upon the death of the trustor (settlor) or a revocable trust, or by gift to “immediate family” as that term is defined in 17 C.F.R. 240.16a-1(e), and may be exercised during the lifetime of Optionee only by Optionee or in the event of Optionee’s incapacity, by Optionee’s legal representative. The terms of this Option shall be binding upon the executors, administrators, successors and assigns of Optionee. Any attempt to transfer, assign or encumber the Option other than as permitted hereunder shall be null and void and of no effect.

8.  Term of Option. The Option will in any event expire on the expiration date set forth in the Notice, which date is no more than ten (10) years after the Date of Grant (five (5) years after the Date of Grant if this option is designated as an ISO in the Notice of Stock Option Grant and Section 5.3 of the Plan applies).

9.  Taxes.

(a)  Responsibility for Taxes. Optionee acknowledges that, regardless of any action taken by the Company or, if different, a Parent, Subsidiary, or Affiliate employing or otherwise retaining Optionee (the “Service Recipient”), the ultimate liability for any and all U.S. and non-U.S. federal, state, and local income tax, social insurance, payroll tax, fringe benefits tax, payment on account, or other tax related items related to the Option and Optionee’s participation in the Plan and legally or deemed legally applicable to Optionee including, as applicable, obligations of the Company or the Service Recipient (all the foregoing tax-related items, “Tax-Related Items”) is and remains Optionee’s responsibility and may exceed the amount actually withheld by the Company or the Service Recipient, if any. Optionee further acknowledges that the Company and/or the Service Recipient (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Option, including, but not limited to, the grant, vesting, or exercise of this Option; the subsequent sale of Shares acquired pursuant to such exercise; and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of this Option to reduce or eliminate Optionee’s liability for Tax-Related Items or achieve any particular tax result. Further, if Optionee is subject to Tax-Related Items in more than one jurisdiction, Optionee acknowledges that the Company and/or the Service Recipient (or former service recipient, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction. OPTIONEE SHOULD CONSULT A TAX ADVISER APPROPRIATELY QUALIFIED IN THE COUNTRY OR COUNTRIES IN WHICH OPTIONEE RESIDES OR IS SUBJECT TO TAXATION.

(b)  Withholding. In connection with any relevant taxable or tax withholding event, as applicable, Optionee agrees to make arrangements satisfactory to the Company and/or the Service Recipient to satisfy all Tax-Related Items. In this regard, Optionee authorizes the Company and/or the Service Recipient, or their respective agents, at their discretion, to satisfy any withholding obligations or rights for Tax-Related Items by one or a combination of the following, all under such rules as may be established by the Committee and in compliance with the Company’s Insider Trading Policy and 10b5-1 Trading Plan Policy, if applicable:

(i)	withholding from Optionee’s wages or other cash compensation payable to Optionee by the Company and/or the Service Recipient;

(ii)

withholding from proceeds of the sale of Shares acquired at exercise of this Option either through a voluntary sale or through a mandatory sale arranged by the Company (on Optionee’s behalf pursuant to this authorization and without further consent);

(iii)

withholding Shares to be issued upon exercise of the Option, provided the Company only withholds the number of Shares necessary to satisfy no more than the maximum applicable statutory withholding amounts;

(iv)	Optionee’s payment of a cash amount (including by check representing readily available funds or a wire transfer); or

(v)	any other arrangement approved by the Committee and permitted under applicable law;

all under such rules as may be established by the Committee and in compliance with the Company’s Insider Trading Policy and 10b5-1 Trading Plan Policy, if applicable; provided, however, that if Optionee is a Section 16 officer of the Company under the Exchange Act, then the method of withholding shall be a mandatory sale under (ii) above (unless the Committee as constituted in accordance with Rule 16b-3 of the Exchange Act shall establish an alternate method from alternatives (i) – (v) above prior to the Tax-Related Items withholding event).

The Company may withhold or account for Tax-Related Items by considering applicable statutory withholding rates or other applicable withholding rates, including maximum or minimum statutory rates for Optionee’s tax jurisdiction(s). In the event of over-withholding, Optionee will have no entitlement to the equivalent amount in Shares and may receive a refund of any over-withheld amount in cash in accordance with applicable law, or if not refunded, Optionee may need to seek a refund from the local tax authorities. In the event of under-withholding, Optionee may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Service Recipient.

If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, Optionee is deemed to have been issued the full number of Exercised Shares; notwithstanding that a number of the Shares is held back solely for the purpose of satisfying the withholding obligation for Tax-Related Items.

Finally, Optionee agrees to pay to the Company and/or the Service Recipient any amount of Tax-Related Items that the Company and/or the Service Recipient may be required to withhold or account for as a result of Optionee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if Optionee fails to comply with Optionee’s obligations in connection with the Tax-Related Items.

(c)  Notice of Disqualifying Disposition of ISO Shares. If Optionee is subject to Tax-Related Items in the United States and sells or otherwise disposes of any of the Shares acquired pursuant to an ISO on or before the later of (i) two (2) years after the Date of Grant, or (ii) one (1) year after the exercise date, Optionee will immediately notify the Company in writing of such disposition. Optionee agrees that he or she may be subject to income tax withholding by the Company on the compensation income recognized from such early disposition of ISO Shares by payment in cash or out of any wages or other cash compensation paid to Optionee by the Company and/or the Service Recipient.

10.  Nature of Grant. By accepting the Option, Optionee acknowledges, understands and agrees that:

(a)  the Plan is established voluntarily by the Company, it is discretionary in nature, and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)  the Plan is operated and the Option is granted solely by the Company, and only the Company is a party to this Agreement; accordingly, any rights Optionee may have under this Agreement may be raised only against the Company but not any Parent, Subsidiary or Affiliate (including, but not limited to, the Service Recipient);

(c)  no Parent, Subsidiary or Affiliate (including, but not limited to, the Service Recipient) has any obligation to make any payment of any kind to Optionee under this Agreement;

(d)  the grant of the Option is exceptional, voluntary, and occasional, and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted in the past;

(e)  all decisions with respect to future options or other grants, if any, will be at the sole discretion of the Company;

(f)  Optionee is voluntarily participating in the Plan;

(g)  the Option and the Shares subject to the Option, and the income and value of same, are not intended to replace any pension or retirement rights or compensation;

(h)  the Option and the Shares subject to the Option, and the income and value of same, are not part of normal or expected compensation for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement, or welfare benefits or similar payments;

(i)  unless otherwise agreed with the Company, the Option, and the Shares subject to the Option, and the income and value of same, are not granted as consideration for, or in connection with, the service Optionee may provide as a director of a Parent, Subsidiary, or Affiliate;

(j)  the future value of the Shares underlying the Option is unknown, indeterminable, and cannot be predicted with certainty; if the underlying Shares do not increase in value, the Option will have no value; if Optionee exercises the Option and acquires Shares, the value of such Shares may increase or decrease, even below the Exercise Price;

(k)  no claim or entitlement to compensation or damages will arise from forfeiture of the Option resulting from Optionee’s termination of Service (regardless of the reason for such termination and whether or not later found to be invalid or in breach of applicable laws in the jurisdiction where Optionee is employed or otherwise rendering services or the terms of Optionee’s employment agreement, if any) or from the application of any clawback or recoupment policy adopted by the Company or imposed by applicable law; and in consideration of the grant of the Option to which Optionee is otherwise not entitled, Optionee irrevocably agrees never to institute any claim against the Service Recipient, the Company, and any Parent, Subsidiary, or Affiliate; waives his or her ability, if any, to bring any such claim; and releases the Service Recipient, the Company, and any Parent, Subsidiary, or Affiliate from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Optionee will be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim;

(l)  unless otherwise provided in the Plan or by the Company in its discretion, the Option and the benefits evidenced by this Option Agreement do not create any entitlement to have the Option or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any Corporate Transaction affecting the Shares; and

(m)  neither the Company, the Service Recipient nor any other Parent, Subsidiary or Affiliate shall be liable for any foreign exchange rate fluctuation between Optionee’s local currency and the United States Dollar that may affect the value of the Option or of any amounts due to Optionee pursuant to the exercise of the Option or the subsequent sale of any Shares acquired upon exercise.

11.  No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Optionee’s participation in the Plan or Optionee’s acquisition or sale of the underlying Shares. Optionee acknowledges, understands, and agrees that he or she should consult with his or her own personal tax, legal, and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

12.  Imposition of Other Requirements. The Company reserves the right to impose other requirements on Optionee’s participation in the Plan, on the Option, and on any Shares purchased upon exercise of the Option, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Optionee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

13.  Acknowledgement. The Company and Optionee agree that the Option is granted under and governed by the Notice, this Option Agreement and the Plan (incorporated herein by reference). Optionee: (a) acknowledges receipt of a copy of the Plan and the Plan prospectus, (b) represents that Optionee has carefully read and is familiar with their provisions, and (c) hereby accepts the Option subject to all of the terms and conditions set forth herein and those set forth in the Plan and the Notice.

14.  Entire Agreement; Enforcement of Rights. This Option Agreement, the Plan, and the Notice constitute the entire agreement and understanding of the parties relating to the subject matter herein and supersede all prior discussions between them. Any prior agreements, commitments, or negotiations concerning the purchase of the Shares hereunder are superseded. No adverse modification of, or adverse amendment to, this Option Agreement, nor any waiver of any rights under this Option Agreement, will be effective unless in writing and signed by the parties to this Option Agreement (which writing and signing may be electronic). The failure by either party to enforce any rights under this Option Agreement will not be construed as a waiver of any rights of such party.

15.  Compliance with Laws and Regulations. The issuance of Shares and the sale of Shares will be subject to and conditioned upon compliance by the Company and Optionee with all applicable state,

federal, local and foreign laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company’s Shares may be listed or quoted at the time of such issuance or transfer. Optionee understands that the Company is under no obligation to register or qualify the Common Stock with any state, federal, or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. Further, Optionee agrees that the Company will have unilateral authority to amend the Plan and this Agreement without Optionee’s consent to the extent necessary to comply with securities or other laws applicable to issuance of Shares. Finally, the Shares issued pursuant to this Agreement will be endorsed with appropriate legends, if any, determined by the Company.

16.  Severability. If one or more provisions of this Option Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision will be excluded from this Option Agreement, (b) the balance of this Option Agreement will be interpreted as if such provision were so excluded and (c) the balance of this Option Agreement will be enforceable in accordance with its terms.

17.  Governing Law and Venue. This Option Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto will be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to such state’s conflict of laws rules.

Any and all disputes relating to, concerning or arising from this Option Agreement, or relating to, concerning or arising from the relationship between the parties evidenced by the Plan or this Option Agreement, will be brought and heard exclusively in the United States District Court for the District of Southern California or the Superior Court of California, County of San Diego. Each of the parties hereby represents and agrees that such party is subject to the personal jurisdiction of said courts; hereby irrevocably consents to the jurisdiction of such courts in any legal or equitable proceedings related to, concerning, or arising from such dispute, and waives, to the fullest extent permitted by law, any objection which such party may now or hereafter have that the laying of the venue of any legal or equitable proceedings related to, concerning, or arising from such dispute which is brought in such courts is improper or that such proceedings have been brought in an inconvenient forum.

18.  No Rights as Employee, Director or Consultant. Nothing in this Option Agreement shall create a right to employment or other Service or be interpreted as forming or amending an employment, service contract or relationship with the Company and this Option Agreement shall not affect in any manner whatsoever any right or power of the Company, or any Parent, Subsidiary or Affiliate, including the Service Recipient, as applicable, to terminate Optionee’s Service, for any reason, with or without Cause.

19.  Consent to Electronic Delivery of All Plan Documents and Disclosures. By Optionee’s acceptance of the Notice (whether in writing or electronically), Optionee and the Company agree that the Option is granted under and governed by the terms and conditions of the Plan, the Notice, and this Option Agreement. Optionee has reviewed the Plan, the Notice, and this Option Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing the Notice and Agreement, and fully understands all provisions of the Plan, the Notice, and this Option Agreement. Optionee hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Committee upon any questions relating to the Plan, the Notice, and this Option Agreement. Optionee further agrees to notify the Company upon any change in Optionee’s residence address. By acceptance of the Option, Optionee agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company and consents to the electronic delivery of the Notice, this Option Agreement, the Plan, account statements, Plan prospectuses required by the U.S. Securities and Exchange Commission, U.S. financial reports of the Company, and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements), or other communications or information related to the Option and current or future participation in the Plan. Electronic delivery may include the delivery of a link to the Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail, or such other delivery determined at the Company’s discretion. Optionee acknowledges that Optionee may receive from the Company a paper copy of any documents delivered electronically at no cost if Optionee contacts the Company by telephone, through a postal service, or electronic mail to Stock Administration. Optionee further acknowledges that Optionee will be provided with a paper copy of any documents delivered electronically if electronic delivery fails; similarly, Optionee understands that Optionee must provide on request to the Company or any designated third party a paper copy of any documents delivered electronically if electronic delivery fails. Also, Optionee understands that Optionee’s consent may be revoked or changed, including any change in the electronic mail address to which documents are delivered (if Optionee has provided an electronic mail address), at any time by notifying the Company of such revised or revoked consent by telephone, postal service, or electronic mail to Stock Administration. Finally, Optionee understands that Optionee is not required to consent to electronic delivery if local laws prohibit such consent.

20.  Insider Trading Restrictions/Market Abuse Laws. Optionee acknowledges that Optionee may be subject to insider trading restrictions and/or market abuse laws, which may affect Optionee’s ability to acquire or sell the Shares or rights to Shares under the Plan during such times as Optionee is considered to have “inside information” regarding the Company. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Optionee acknowledges that it is Optionee’s responsibility to comply with any applicable restrictions and understands that Optionee should consult his or her personal legal advisor on such matters. In addition, Optionee acknowledges that he or she has read the Company’s Insider Trading Policy, and agrees to comply with such policy, as it may be amended from time to time, whenever Optionee acquires or disposes of the Company’s securities.

21.  Award Subject to Company Clawback or Recoupment. To the extent permitted by applicable law, the Option will be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the Board or required by law during the term of Optionee’s employment or other Service that is applicable to Optionee. In addition to any other remedies available under such policy and applicable law, the Company may require the cancellation of Optionee’s Option (whether vested or unvested) and the recoupment of any gains realized with respect to Optionee’s Option.

BY ACCEPTING THIS OPTION, OPTIONEE AGREES TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.